Exhibit 10.1

Letter Agreement

Between

AGCO Corporation

Duluth, Georgia, USA

and

Tractors and Farm Equipment Limited

Chennai, India

This sets out the agreement of Tractors and Farm Equipment Limited (“TAFE”) and AGCO Corporation (“AGCO”) regarding the current and future accumulation by TAFE of shares of AGCO common stock and governance matters. TAFE and AGCO agree to cause their respective affiliates, successors, successors in business, group companies and permitted assigns to comply with the terms of this Agreement. For the avoidance of doubt, in the case of TAFE, its affiliates include its shareholders, including Amalgamations Private Limited, TAFE Motors and Tractors Limited and Mallika Srinivasan (collectively, the “TAFE Parties”), each of which TAFE agrees to cause to abide by the terms hereof.

1.	OWNERSHIP OF AGCO SHARES

a)	At December 31, 2013, AGCO had outstanding 97.36 million shares of common stock (the “Reference AGCO Common Stock Amount”). TAFE and TAFE Motors and Tractors Limited collectively beneficially own (as such term is defined under the Securities Exchange Act of 1934, as amended) approximately 8.1 million shares of AGCO common stock, not including shares of AGCO common stock owned by Mallika Srinivasan for service as a director.

b)	TAFE agrees not to purchase or acquire beneficial ownership of, and to cause the TAFE Parties, not to purchase or acquire beneficial ownership of, additional shares of AGCO common stock if as a result of such purchase TAFE and the TAFE Parties collectively would own 12.5% or more of the Reference AGCO Common Stock Amount (the “TAFE Cap”) provided that TAFE may close on the purchase of all of AGCO’s common stock on an offer permitted under Section 1(e), (f) or (g). If AGCO issues more shares of common stock for any purpose, including Acquisition Related Shares, the TAFE Cap will be increased by 12.5% of the amount of the shares issued. “Acquisition Related Shares” are shares of AGCO common stock issued either as consideration in an acquisition or as part of a Board-approved plan to finance an acquisition. If AGCO issues Acquisition Related Shares and repurchases shares of its common stock within a year of such issuance (and/or enters into an accelerated share repurchase agreement to repurchase shares within 3 months of the issuance and repurchases shares under such plan within a year of its adoption or such shorter period described by the last sentence of this clause) , and only in such case, will the TAFE Cap be reduced by the lesser of (i) the number of shares repurchased with in such year (or within a year of the adoption of such accelerated share repurchase agreement) and (ii) the number of Acquisition Related Shares issued within such year. In no event will the TAFE Cap at any time be less than the greater of (x) initial TAFE Cap and (y) 12.5% of the then outstanding shares of AGCO common stock. In the event that during the final month of the 3 month period referred to above, AGCO reasonably concludes that it is in possession of material, non-public information that prevents it from entering into an accelerated share repurchase agreement, such 3 month period shall be increased, but not beyond 6 months, until AGCO reasonably concludes it is able to enter into such agreement and, in such circumstance, the accelerated share repurchase plan shall not extend beyond 15 months after the issuance of the Acquisition Related Shares.

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c)	TAFE further agrees not to (i) subject to its rights under Section 1(f), form or act as part of a group with respect to the ownership or voting of AGCO common stock or to otherwise grant a third-party a proxy or other voting rights with respect to AGCO common stock owned by TAFE or any TAFE Party (other than to or at the request of AGCO), provided that TAFE and the TAFE Parties are expressly permitted to act as a group, or (ii) publicly announce its intention to commence, or commence, an offer to acquire all or part of the AGCO shares.

d)	For the avoidance of doubt, TAFE’s ownership shall include any other right or instrument that is convertible into or exercisable for shares of AGCO common stock or that otherwise provides TAFE or any TAFE Party with any economic incidence of ownership; provided that, for such purposes, shares of AGCO common stock beneficially owned by Mallika Srinivasan for service as a director shall not be included.

e)	TAFE shall be permitted at any time to make a non-public offer to the AGCO Chairman and Board of Directors to acquire all or a part of AGCO or propose another similar strategic transaction that would result in a change of control of AGCO. TAFE shall also be permitted to include in such offer providers of debt and equity financing as long as (i) no equity provider owns during the time of the offer beneficial ownership of more than 5% of AGCO common stock (it being understood that such equity holder may hold more than 5% on completion of the offer), (ii) TAFE takes appropriate precautions to require providers of debt and equity to maintain confidentiality and does not share with them information known to TAFE only by virtue TAFE’s nominated member of the AGCO Board of Directors and (iii) no equity provider is a competitor or activist hedge fund or acting in that capacity. Any equity provider included in the offer from TAFE shall enter into a confidentiality and other agreements consistent with agreements required by AGCO of other potential bidders for AGCO prior to such equity provider having access to AGCO confidential information and AGCO will modify any such agreement to be consistent with any subsequently entered agreement if more favorable to the bidder than the agreements required of the equity providers. No equity provider who is a professional institutional investor (including sovereign wealth funds) and has not signed a standstill agreement for the prior three years shall be required to sign a standstill agreement.

f)	AGCO will promptly inform TAFE of (x) any offer to acquire all or substantially all of AGCO, or other similar strategic transaction that would result in a change of control of AGCO, submitted to the AGCO Board of Directors for formal consideration or for which the Board has requested management to evaluate before consideration, and (y) any commencement of a review of strategic alternatives which includes a possible sale of all or substantially all of AGCO, and permit TAFE the opportunity to make a private offer to acquire all or substantially all of AGCO, or other similar strategic transaction that would result in a change of control of AGCO, subject to the right of AGCO’s Board of Directors to control any process for all potential acquirers to the extent it is advised it is required to do so to comply with its fiduciary duties. In the event that the AGCO Board of Directors decides to sell the global businesses of Massey Ferguson and/ or Fendt, or receives an offer to acquire the global business of Massey Ferguson and/or Fendt submitted to the AGCO Board of Directors for formal consideration or for which the Board has requested management to evaluate before consideration, TAFE shall be afforded an opportunity to make an offer to purchase the global businesses of Massey Ferguson and/ or Fendt.

g)	The restrictions on TAFE and the TAFE Parties in Section 1 shall be released and of no further effect upon the first to occur of the following: (i) AGCO publicly announces a process to review strategic alternatives which includes a possible sale of all or substantially all of AGCO, (ii) any person commences a public tender offer by filing a Schedule TO (or any successor form) to acquire AGCO and such public tender offer represents a bona fide intent to acquire AGCO which

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is not subject to a financing condition, (iii) any person publicly announces its intention to commence a public tender offer or otherwise makes a public offer to acquire all or substantially all of AGCO and either of the following occur: (x) AGCO does not recommend against such offer within the time frame contained in Rule 14d-9 or (y) AGCO does recommend against such offer within the time frame contained in Rule 14d-9 and subsequently such person publicly announces a bona fide offer higher by more than an immaterial amount or any other person announces its intention to commence a public tender offer or otherwise makes a public offer, to acquire all or substantially all of AGCO within 6 months of the original public offer, (iv) any person enters into, an acquisition agreement with AGCO, or AGCO enters into, or announces its intention to enter into, an agreement providing for the acquisition of all or substantially all of AGCO, (v) any person (other than a professional institutional investor) acquires 10% or more of the outstanding AGCO common stock and AGCO has not within 30 days either (A) entered into a standstill on customary terms, or (B) adopted a stockholder rights plan that restricts such holder’s ability to acquire additional shares above the shareholding level that the person has achieved and makes provision for TAFE’s acquisition of shares up to the TAFE Cap provided in such case, however, that the restrictions in Section 1(b) shall only be released if such person has acquired or is permitted to acquire more than 12.5% of the outstanding common stock of AGCO, (vi) the beneficial ownership of common stock of AGCO collectively by TAFE and the TAFE Parties falls below 5% of the then outstanding common stock of AGCO, (vii) AGCO breaches the terms of Section 3 or otherwise forces the TAFE director to resign from the Board and (viii) the fifth anniversary of this agreement.

2.	DISPOSAL OF AGCO SHARES

a)	TAFE shall not dispose of shares of AGCO common stock to a direct competitor or an activist hedge fund. If TAFE elects to dispose of any AGCO common stock (other than to a TAFE Party), it will dispose of it in a public distribution or in a private sale, but in the case of a private sale not more than 5% to any person or “group” (as group is defined in the Securities Exchange Act of 1934, as amended).

b)	Should TAFE determine to dispose of any shares of AGCO common stock in a public distribution, AGCO will provide customary assistance to TAFE in selling its shares, including filing a registration statement with the U.S. Securities and Exchange Commission, cooperating with underwriters, providing auditor comfort letters, participating in road shows and similar activities.

3.	BOARD MATTERS

a)	As long as the collective beneficial ownership of TAFE and the TAFE Parties of common stock of AGCO is 5% or more of the then outstanding common stock of AGCO, AGCO will nominate for election to the Board at each annual meeting a candidate proposed by TAFE. If the candidate is not the Chairman or CEO of TAFE, then the Board shall have reasonable rights of approval over the individual.

b)	If the collective beneficial ownership of TAFE and the TAFE Parties of common stock of AGCO falls below 5% of the then outstanding common stock of AGCO (other than as a result of a sale of AGCO common stock by TAFE or a TAFE Party), AGCO will continue to nominate the TAFE candidate as described in paragraph 3a) as long as TAFE’s ownership returns to 5% or more by the first anniversary of the date it fell below 5%.

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4.	OTHER

a)	This agreement will expire on the fifth anniversary of its signing.

b)	AGCO shall have the right to adopt a Stockholders’ Right Plan provided it does not prohibit TAFE from stock ownership up to the TAFE Cap.

c)	Given that AGCO is incorporated in, and governed by the laws of, the State of Delaware, USA, this Agreement shall be governed by the laws of the State of Delaware, USA.

TRACTORS AND FARM EQUIPMENT LIMITED		AGCO CORPORATION

/s/ Mallika Srinivasan

By:	Mallika Srinivasan	By:	/s/ Martin H. Richenhagen
Its:	Chairman	Its:

Date: 29th August 2014

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